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As filed with the Securities and Exchange Commission on October 1, 2003

Registration No. 333-108424

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE NAVIGATORS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3138397 (I.R.S. Employer Identification No.)

One Penn Plaza, New York, New York 10119
(212) 244-2333
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Bradley D. Wiley
Senior Vice President, Chief Financial Officer and Corporate Secretary
The Navigators Group, Inc.
Reckson Executive Park, 6 International Drive
Rye Brook, New York 10573
(914) 934-8999
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William S. Lamb, Esq. Sheri E. Bloomberg, Esq. LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, New York 10019 Telephone: (212) 424-8000 Facsimile: (212) 424-8500	Jonathan L. Freedman, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 Telephone: (212) 259-8000 Facsimile: (212) 259-6333

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common stock, par value $0.10 per share	4,427,500	$146,196,050	$13,011

(1)
Includes 577,500 shares subject to the exercise of the underwriters' over-allotment option.

(2)
Calculated in accordance with Rule 457(c) under the Securities Act of 1933, based on $33.02, the average of the high and low prices of the common stock on the Nasdaq Stock Market's National Market on August 27, 2003.

(3)
Registration fee has been previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 2 to the Registration Statement is filed solely for the purposes of filing certain exhibits that have not been previously filed and updating Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

Registration fee to the Securities and Exchange Commission	$13,011
Transfer agent's fees	$10,000
Printing expenses	$175,000
Accounting fees and expenses	$200,000
Legal fees and expenses	$275,000
NASD filing fee	$15,120
Miscellaneous expenses	$18,869

Total	$707,000

        The foregoing items, except for the registration fee to the Securities and Exchange Commission and the NASD filing fee, are estimated. We will pay all of the expenses in connection with this offering.

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or enterprise or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 of the DGCL also provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Article Seventh of the Registrant's Restated Certificate of Incorporation, as amended, provides that the Registrant shall indemnify all persons who it may indemnify to the full extent allowable under the DGCL.

        Article V, Section 10 of the Registrant's By-laws provides that the Registrant shall indemnify any person who is a party to any action, suit, or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Registrant or of any company which he served as such at the Registrant's request, against reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with the defense of such action, suit, or proceeding, or in connection with the appeal thereof, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.

        The Registrant's By-laws further provide that the indemnification described therein is not exclusive, and shall not exclude any other rights to which those seeking to be indemnified may be entitled under law.

        In addition, the Registrant maintains directors' and officers' liability insurance under which the Registrant's directors and officers are insured against loss (as defined in the policy) as a result of claims brought against them for their wrongful acts in such capacities.

Item 16.    Exhibits.

Exhibit No.		Description of Exhibit
1.1		Form of Underwriting Agreement relating to Shares of Common Stock
3.1		Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-8 filed on July 26, 2002 (Registration No. 333-97183))
3.2
Certificate of Amendment to the Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.2 of our Registration Statement on Form S-8 filed on July 26, 2002 (Registration No. 333-97183))
3.3		By-laws of the Registrant (Incorporated by reference to Exhibit 3.3 of our Registration Statement on Form S-1 filed on May 13, 1986 (Registration No. 33-5667))
4.1
Specimen of Common Stock certificate, par value $0.10 per share (Incorporated by reference to Exhibit 4.4 of our Registration Statement on Form S-8 filed on June 20, 2003 (Registration No. 333-106317))
5.1		Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
10.1		Form of Indemnity Agreement by The Navigators Group, Inc. and the Selling Stockholders (as defined therein)
23.1		Consent of KPMG LLP
23.2		Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.1 above)
24.1	*	Powers of Attorney

*
Previously filed.

Item 17.    Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned Registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, The Navigators Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 1, 2003.

THE NAVIGATORS GROUP, INC.
By:	/s/ BRADLEY D. WILEY Bradley D. Wiley Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	* Name: Terence N. Deeks	Chairman	October 1, 2003
By:	/s/ STANLEY A. GALANSKI Name: Stanley A. Galanski	Director, President and Chief Executive Officer (Principal Executive Officer)	October 1, 2003
By:	/s/ BRADLEY D. WILEY Name: Bradley D. Wiley	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	October 1, 2003
By:	/s/ SALVATORE A. MARGARELLA Name: Salvatore A. Margarella	Vice President and Treasurer (Principal Accounting Officer)	October 1, 2003
By:	* Name: Peter A. Cheney	Director	October 1, 2003
By:	* Name: Robert W. Eager, Jr.	Director	October 1, 2003

By:	* Name: Leandro S. Galban, Jr.	Director	October 1, 2003
By:	* Name: Marc M. Tract	Director	October 1, 2003
By:	* Name: George T. Van Gilder	Director	October 1, 2003
By:	* Name: Robert F. Wright	Director	October 1, 2003
*By:	/s/ BRADLEY D. WILEY Power-of-Attorney

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1		Form of Underwriting Agreement relating to Shares of Common Stock
3.1		Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.1 of our Registration Statement on Form S-8 filed on July 26, 2002 (Registration No. 333-97183))
3.2
Certificate of Amendment to the Restated Certificate of Incorporation (Incorporated by reference to Exhibit 4.2 of our Registration Statement on Form S-8 filed on July 26, 2002 (Registration No. 333-97183))
3.3		By-laws of the Registrant (Incorporated by reference to Exhibit 3.3 of our Registration Statement on Form S-1 filed on May 13, 1986 (Registration No. 33-5667))
4.1
Specimen of Common Stock certificate, par value $0.10 per share (Incorporated by reference to Exhibit 4.4 of our Registration Statement on Form S-8 filed on June 20, 2003 (Registration No. 333-106317))
5.1		Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
10.1		Form of Indemnity Agreement by The Navigators Group, Inc. and the Selling Stockholders (as defined therein)
23.1		Consent of KPMG LLP
23.2		Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.1 above)
24.1	*	Powers of Attorney

*
Previously filed.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX